Exhibit 15.3

Consent Letter

Date:	February 13, 2026
To:	Julong Holding Limited (the “Company”)
Palm Grove Unit 4, 265 Smith Road George Town, P.O. Box 52A Edgewater Way #1653, Grand Cayman KY1-9006 Cayman Islands.

Dear Sirs or Madams

We are lawyers qualified in the People’s Republic of China (the “PRC” or “China”, for the purpose of this Letter, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan) and have acted as PRC legal advisers to the Company in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 30 September 2025 (the “Form 20-F”).

We hereby consent to the reference of our name under the headings “Item 3. Key Information—Permissions Required from the PRC Authorities for Our Operations and Overseas Securities Offerings”, “Item 3. Key Information—D. Risk Factors”, and “Item 10. Additional Information—E. Taxation” in the Form 20-F.

We consent to the filing with the SEC of this consent letter as an exhibit to the Form 20-F. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Beijing Dacheng Law Offices, LLP
Beijing Dacheng Law Offices, LLP